Exhibit 3.6

CERTIFICATE OF AMENDMENT
OF THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEAT BIOLOGICS, INC.

Heat Biologics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The name of the Corporation is “Heat Biologics, Inc.”  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 10, 2008, the First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 16, 2009, the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 16, 2011, and the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 21, 2013 ( the “Third Amended and Restated Certificate of Incorporation”).

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 and Section 228 of the General Corporation Law of the State of Delaware. The amendment amends the Third Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article IV is hereby amended by deleting the first paragraph of Article IV and replacing such paragraph with the following two paragraphs:

“The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 60,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.0002 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

 “Effective upon the effective time of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that every 2.3 shares of issued Common Stock immediately prior to the Split Effective Time are reclassified into one (1) share of Common Stock. Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the reclassification and any fraction of a share of Common Stock that would otherwise have resulted from the foregoing stock split will be eliminated by rounding such fraction up to the nearest whole share.  Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Split Effective

Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

3. This Certificate of Amendment shall be effective May 29, 2013 at 5:00 P.M. Eastern Time.

4. All other sections in Article IV shall remain the same.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Jeffrey Wolf, its President, this 29th day of May, 2013.

HEAT BIOLOGICS, INC.

By:     /s/ Jeffrey Wolf

       Jeffrey Wolf, President